EXHIBIT 16.1





February 11, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


RE:  National Energy Services Company, Inc.
     File No. 0-50089


     We have read the statements that National Energy Services Company, Inc. included under Item 4 of the Form 8-K report expected to be filed on February 11, 2004 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.



                                Very truly yours,

                                /s/ Maillie, Falconiero & Company, LLP
                                    Maillie, Falconiero & Company, LLP